EXHIBIT 10.10

Territorial Sub-Distributor Agreement

This Agreement entered into as of the 14th day of December, 2005, between Power Quality Holdings, Inc. which, with its successors and assigns, is hereafter called PQH, having its principal place of business at 318 N. Carson St. Suite 208 Carson City, NV 89701, and NUCON, Inc. having its principal place of business in the United States at 9811 West Charleston, Suite 2-283, Las Vegas, Nevada 89117 (hereafter called “Sub-Distributor”).

PQH and Sub-Distributor agree as follows:

1.	Definitions
(a)	Products: Environmental Potentials (EP) brand products sold to NUCON by PQH as listed in Attachment “A”.
(b)	Sales Market & Territory: The territory of the Russian Federation as listed in Attachment “B”
(c)
Sales Quota: The periodic sales quota for products for the territory initially set forth in Attachment “C” and each subsequent sales quota of which PQH shall notify Sub-Distributor and which Sub-Distributor either accepts or does not object to in writing within 30 days of PQH’s notification.

(d)	Territorial Sub-Distributor: The Sub-Distributor for a specific territory in which all other Sub-Distributors in that region receive technical support, sales training, and customer service.

2.	Appointment
PQH hereby appoints Sub-Distributor and Sub-Distributor accepts appointment as PQH’s Territorial Sub-Distributor (hereafter called Sub-Distributor) for the resale of products to customers in the sales market located in the Territory of the Russian Federation and for the servicing of EP Accounts in the Territory of the Russian Federation.

3.	Sales
Sub-Distributor agrees to promote the goodwill and name of EP and to do everything in its capacity to further the interest of EP. Sub-Distributor undertakes and agrees to purchase and sell to customers situated within the Territory (attachment “B”), products having a total quantity (determined by the amount invoiced to Sub-Distributor by PQH) of Sub-Distributor’s Sales Quota (attachment “C”). In determining whether Sub-Distributor meets its sales quota, PQH shall review the net amount of products invoiced by PQH purchased by Sub-Distributor and sold by Sub-Distributor to customers located within the Territory. Sub-Distributor will not sell products to anyone other than a customer located within the Territory whose vertical market characteristics are within the sales market.

4.	Responsibilities of Sub-Distributor
(a)	Sub-Distributor agrees to promote the goodwill and name of EP and PQH and do everything in its capacity to further the interest of EP and PQH.
(b)
Sub-Distributor will provide sales support services as reasonably requested by PQH to sales leads provided by PQH. Services will be provided in a timely and workmanlike manner so as to promote the goodwill of PQH, sales of the Products, and to further the interest of PQH.

(c)
Products sold by Sub-Distributor will be invoiced for remittance prior to shipping. Upon receipt of invoice, it is Sub-Distributor’s responsibility to remit 20% of the cost of products FOB Utah EP warehouse and to identify the specific shipping date, and to adhere to the Net 30 Days terms extended by PQH from the date of shipment for the remaining and final payment.

(d)	Sub-Distributor agrees to maintain product liability insurance, and shall provide PQH with current certificates of “Proof of Liability Insurance”.
(e)	Sub-Distributor may appoint qualified agents to support its sales efforts in different locations within its territory.
(f)
Installation of Products is the responsibility of Sub-Distributor in conjunction with their prospective end user client or Sub-Distributor’s agent. PQH will give installation instructions to a certified, licensed resource to provide these services, but any interruption in end user or agent process is the sole liability to be determined in the proposal between Sub-Distributor and end user or agent.

(g)	Sub-Distributor agrees to provide PQH with current copies of their resale tax certificate and agrees to be responsible for all local and state & Federal sales taxes.
(h)
Sub-Distributor will compile a monthly forecast of sales opportunities containing end user contact information, critical business issue to be addressed with Products from PQH, description of phase in the sales process, estimated project value, timeframe to close, and percentage weight of opportunity closure. PQH will supply a template for this monthly update. Sub-Distributor may repurpose the format, but must include all of the components identified above.

(i)	Sub-Distributor will provide PQH with a business plan for the first 24 months of business within 60 days hereinafter.

5.	Responsibilities of PQH
(a)
PQH will provide Sub-Distributor with reasonable quantities of product brochures, marketing tools, and website updates as required. Environmental Potentials, Inc (hereafter called EP) produces all materials in house, and retains the rights on all logos, Intellectual Property, patents, trademarks, and copyrights. Reproduction of this material is strictly prohibited without the written consent of EP.

(b)
PQH agrees to provide field training and sales assistance. This training may occur via conference call, training trips for Sub-Distributor representatives to EP led training seminars in the United States and/or in-country (The Russian Federation) training by certified EP representatives.

(c)	PQH agrees to provide, maintain, and enforce a warranty from EP to protect the end user customers and prospects of Sub-Distributor.

6.	General Terms and Conditions

A)	Pricing
Except as otherwise provided in published programs issued by EP, all prices for Products are F.O.B. the EP distribution facility as designated by EP. Sub-Distributor shall bear all costs, insurance premiums, freight, and all other charges and expenses incurred after EP has placed the Products in the custody of a carrier at the place of shipment to destination. See Attachment “A” for Product schedule and Pricing. All prices and discounts are subject to change upon 30 days notice of said price change.

(B)	Delivery, Risk of Loss, and Inspection:
(a)
PQH shall not be liable in any respect for failure to ship or for delay in shipment of Products pursuant to accepted orders where such failure or delay has been due wholly or in part to shortage or curtailment of material, labor, transportation, or utility services, or to labor or production difficulty in EP’s plants or those of its suppliers, or to any cause beyond EP’s control or without EP’s fault or negligence.

(b)	Title to and risk of loss of the Products shall pass to Sub-Distributor end user upon EP placing such Products in the custody of a carrier for shipment to Sub-Distributor end user.
(c)
Within ten (10) days following the date of receipt by the Sub-Distributor end user, end user shall inspect the Products and shall immediately notify PQH of any defects in the Products. Failure of Sub-Distributor or end user to notify PQH in writing of any defects in the Products within 10 days following receipt shall be conclusive proof that the Products have been received without defects.

(d)
PQH shall in no event have any responsibility for any damage caused to the Products during shipment. It shall be the sole responsibility of the Sub-Distributor or end user to file any appropriate claims for reimbursement with the carrier.

7.	Warranties
(a)
PQH shall from time to time advise Sub-Distributor in writing of the warranty or warranties applicable to the Products. Sub-Distributor is expressly prohibited from extending any warranty or warranties on behalf of PQH or EP to any person.

(b)
THERE SHALL BE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS OR ANY OTHER OBLIGATION ON THE PART OF PQH or EP WITH RESPECT TO ANY OF THE PRODUCTS EXCEPT THE WARRANTY OR WARRANTIES EXTENDED PURSUANT TO THIS PARAGRAPH.

(c)
In any event and not withstanding anything herein to the contrary, PQH’s liability under any warranties shall be discharged by repairing or replacing any part or parts which may prove defective under normal and proper use, within the effective period of the warranty, if shown to be defective by proper evidence submitted to EP. PQH shall have no liability whatsoever for any incidental or consequential damages.

(d)
It is expressly agreed that any and all warranties and/or guarantees as stated shall immediately cease and terminate, notwithstanding anything herein to the contrary, in the event that any parts and/or structural components or appurtenances thereto are altered or modified without the express written consent of EP.

8.	Relationship between Parties
This agreement does not in any way create the relationship of principal and agent, or employer and employee between PQH and Sub-Distributor, and under no circumstances shall Sub-Distributor be considered to be the agent or employee of PQH. Sub-Distributor shall not act, or attempt to act, or represent itself directly or by implication, as agent or employee of PQH, or in any manner assure or create, or attempt to assume or create, any obligation on behalf of or in the name of PQH and will not make any representations, guarantees, or warranties on behalf of or in the name of PQH with respect to the Products. Sub-Distributor shall not use PQH or EP’s name, service mark, or trademark without PQH’s and EP’s written consent, except in connection with the sale of genuine EP Products.

9.	Duration of Agreement
The term of this Agreement shall be one year from the date hereof and may be renewed for additional one-year periods by each party hereto giving written notice of such intent to the other party. If after the expiration of the term hereof or any renewal period, the Agreement has not been renewed as above provided, then the Agreement shall continue in effect, except that it shall be terminable by either party, with or without cause, upon 30 days written notice to the other party.

10.	Termination
PQH may terminate this agreement by giving Sub-Distributor written notice, effective 60 days after delivery of written notice for any reason. In the event a termination notice is issued to the Sub-Distributor, PQH will not accept purchase orders for any new business that was not listed on the Sub-Distributor’s previously submitted pipeline report. The Sub-Distributor or end user will receive shipment of equipment for any deal closed where the account was listed and discussed with PQH on previous pipeline report submittal for a period of 60 days after delivery of written notice of termination. Following the 60 day period after the termination notice is issued, PQH reserves the right to extend this time frame if necessary.

11.	EP Certified Training Provider Qualification
Sub-Distributor agrees to qualify as an EP Certified Training Center and will abide by the terms substantially as set out in Attachment “D” to this agreement.

12.	Governing Law and Arbitration
The laws of the State of Nevada hereunder, shall in respects govern this agreement and performance. Any controversy or claim arising out of or relating to this Agreement or a breach thereof, shall be settled by arbitration in Carson City, Nevada, in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction hereof.

13.	Entire Agreement
This agreement supersedes and cancels any and all prior agreements between the parties hereto, express or implied, with respect to the purchase and sale of any of the Products. This Agreement sets forth the entire agreement between the parties hereto; it may not be changed, altered, or amended except in writing signed by both parties hereto.

14.	Acceptance
Both parties have executed this Agreement and initialed the appendices of this Agreement, the day and year first written above and said date shall be deemed the effective date of this Agreement.

In witness whereof Power Quality Holdings, Inc., has made this Agreement and affixed its Corporate Seal hereto in the presence of its duly authorized officer in that behalf on the 16th day of November, 2005.

Power Quality Holdings, Inc.	(affix corporate seal here)

/s/ Darin Nellis

Darin Nellis
President, Managing Director
Power Quality Holdings, Inc.
Federal ID Number: 41-2188117

NUCON, Inc.	(affix corporate seal here)

/s/ Alexander Stepanenko

Alexander Stepanenko
Chief Operating Officer
NUCON, Inc.
Federal ID Number: 32-0151383

/s/ Peter Goerke

Peter Goerke
Secretary
NUCON, Inc.
Federal ID Number: 32-0151383

Attachment “A”
Products schedule and Pricing
a. EP-2500 $1,280.00
b. EP-2000 $840.00
c. EP-2050 $ Price not available at this time.
d. EP-2550 $ Price not available at this time.
e. EP-2700-A $750.00 (300VAC or below and single phase)
f. EP-2700-B $850.00 (300VAC or below and three phase)
g. EP-2700-C $950.00 (300VAC to 600VAC single phase)
h. EP-2700-E $1,150.00 (300VAC to 600VAC three phase)
i. EP-2750 $350.00 (Ground Filter)
j. EP-2200 $ Price not available at this time.
k. EP-2225 $ Price not available at this time.
l. EP-2250 $ Price not available at this time.
m. EP-2275 $ Price not available at this time.
n. EP-2400 $ 850
o. EP-2450 $475
p. EP-2300 $ Price not available at this time.
q. EP-2900 $ Price not available at this time.
r. EP-2100 $ Price not available at this time.

*Discount for Telephone, DSL, Cable, and Ethernet products is 10% at 50 units
*Prices are good for first 50 units
*Orders in excess of 50 units (entire order, not product specific) receive 10% discount on gross order value
*No discount applies to EP-2500 product line

All prices are FOB Utah, USA in US currency
Prices are subject to change upon 30 days notice of said price change.

Attachment “B”

Territory and Sales Market

Residences, corporations, companies, and government agencies, comprising the territory of The Russian Federation, to include the Sales and Marketing Rights to:

The Russian Federation and all of its provinces contained therein. This is the exclusive right to sell the EP products listed in Attachment “A” based on maintaining sales quotas listed in Attachment “C” in the Russian Federation.

New products may be added as available by EP based on Sub-Distributor’s ability to sell new products.

Attachment “C”

Minimum Purchase Quotas

EP-2000 = 1 unit
EP-2500 = 1.5 unit
EP-2700 = .5 unit

Monthly sales volume with increases based on 3-month sales cycles

The parties agree that PQH will ship 151 units to NuCon in December, 2005 and that NuCon shall sell said units and remit that portion of the proceeds there from to PQH pursuant to Attachment “A” hereto. Upon completion of the sales of said units the parties agree to negotiate, in good faith, a purchase quota for the remainder of 2006 which purchase quota shall not be less than the purchase quota established by EP with PQH.

Attachment “D”
EP Certified Training Provider Qualification

This schedule sets forth the terms for becoming an EP Certified Training Provider.

1.
The PQH Sub-Distributorship Agreement requires all Sub-Distributors to qualify as an EP Certified Training Provider. The Sub-Distributor must qualify not less than 3 individuals (hereafter referred to as Candidates) as EP Certified Trainers.

2.	Qualification as an EP Certified Training Provider must be achieved within 6 months of becoming a Sub-Distributor.

3.	To qualify, each Candidate should attend training courses which will take place in Reno, NV at times to be published.

4.	The Manufacturer will provide the training for each Candidate. PQH will pay for the travel expenses of its Sub-Distributor’s Candidates.

5.	PQH will provide ongoing training support as required by Sub-Distributor.

6.	Sub-Distributor agrees that no training on the use of EP Products will occur in the Sub-Distributor’s territory except by an EP Certified Trainer.

7.	EP quality assurance procedures will include the following:

•	Evaluation of workshop content and instructor performance.
•
Standard EP workshop evaluation forms will be distributed and collected at workshops. The forms will be mailed to Environmental Potentials Inc., 1802 N. Carson St., STE 212-2132, Carson City, NV 89701, together with a list of workshop participants and their contact information.

•	Telephone surveys will be conducted by EP at random to collect information regarding effectiveness of learning materials used and trainer instructional practices.
•	Site based visits may be made by EP Educational Staff on a regular basis or where concerns have been expressed by Sub-Distributors .

Sub-Distributor agrees that all curriculum materials are the property of EP and may not be reproduced without the written consent of EP. Sub-Distributor will be entitled to acquire curriculum material for resale to customers.